PRESS RELEASE
International Thoroughbred Breeders, Inc. July 7, 2006 NASDAQ OTC:
ITGB.PK


                CLARIFICATION TO PRESS RELEASE DATED JULY 5, 2006

Note: The following press release corrects and clarifies information issued in an ITB press release issued yesterday. Please make note of changes as information in the prior release was not complete.


                             * * * * * * * * * * * *

International Thoroughbred Breeders, Inc. Negotiating Agreement with Super Resorts (Macau) Ltd. to Focus on Pan-Asian Gaming Opportunities

MIAMI -- International Thoroughbred Breeders, Inc. (ITB) announced today that it is in the final phases of negotiating an agreement with Super Resorts (Macau) Ltd. Inc. that will enable the company to focus on multiple gaming opportunities across Pan-Asia. The agreement, which is not yet final, will also create a new board of directors, management team and new financing opportunities.

Subject to final agreement with ITB and its lenders, a new financing plan will pave the way for Super Resorts (Macau) Ltd. executives to assume management control of ITB. Super Resorts(Macau) Ltd. will also contribute additional gaming opportunities, throughout Asia and the United States, to ITB that are in various stages of pre-development. The two parties signed a memorandum of understanding outlining some of the terms of the arrangement, but the deal is not yet final.

Commenting on the potential agreement, Chairman Francis W. Murray stated, "ITB expects to stabilize its capital structure, gain experienced gaming and operations management while attracting an independent board of directors to the company through its agreement with Super Resorts Ltd."

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the company's public filings with the Securities and Exchange Commission.

About International Thoroughbred Breeders, Inc.

ITGB, through its wholly owned subsidiary, operates an offshore gaming vessel, the M/V Palm Beach Princess, pursuant to a charter. This vessel sails twice daily from the Port of Palm Beach, Florida and, once beyond the state's territorial water limits, engages in a casino gaming business. The Palm Beach Princess is a large, ocean going cruise ship with a passenger capacity of approximately 800 persons for coastal voyages and is 420 feet long with a gross tonnage of 6,659. During each cruise, the Palm Beach Princess offers a range of amenities and services to her passengers, including a full casino, all-you-can-eat lavish buffet dining, live musical shows, bars and lounges, swimming pool, sundecks, gift boutique, skeet shooting (during the day) and onboard masseuse. The casino occupies 15,000 square feet aboard the ship and is equipped with approximately 425 slot machines and 29 table games, 7 poker tables and a sports wagering book.

Contact:

International Thoroughbred Breeders, Inc.
Scott I. Kaplan
786-276-2460

Super Resorts (Macau) Ltd.
Prentice M. Salter
853.787.007